Exhibit 10.15

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

SPONSORED RESEARCH AGREEMENT

This SPONSORED RESEARCH AGREEMENT (the "Agreement") is made as of the 13th day of September, 2013 (the "Effective Date") by and between THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY, a Pennsylvania nonprofit corporation located at 3601 Spruce Street, Philadelphia, PA 19104 ("Wistar"), and ONCOCYTE CORPORATION, a corporation organized under the laws of California, with a principal place of business located at 1301 Harbor Bay Parkway, Alameda, CA 94502 ("Sponsor").

RECITALS

A.           Dr. Louise C. Showe, a member of the scientific staff of Wistar, has perfo1med research in the field of molecular diagnostics for lung cancer.

B.            Sponsor is interested in such research and desires to support such research in accordance with the terms and conditions of this Agreement.

C.            The research and development program contemplated by this Agreement is of mutual interest to the patties and furthers the educational, scholarship and research objectives of Wistar as a nonprofit, tax-exempt research institution.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms, as used herein, shall have the following meanings:

1.1          "Confidential Information" means: (i) the Inventions, (ii) any information or material in tangible form that is marked as confidential or proprietary by the furnishing patty at the time it is delivered to the receiving patty, and (iii) information that is furnished orally if the furnishing patty identifies such info1mation as confidential or proprietary when it is disclosed and conforms such designation in writing within thi1ty (30) days after such disclosure.

1.2          "Invention(s)" means and includes all technical information, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that are related to the Sponsored Research and are first conceived, discovered, developed or reduced to practice in the perfo1mance of the Sponsored Research by the Principal Investigator or anyone working under her/his direction.

Wistar/OncoCyte Sponsored Research Agreement

1.3          "Option to License" means the right granted to Sponsor to negotiate and secure a license to one or more Inventions developed under this Agreement along with any Wistar Background Technology, as provided under Section 5.2.

1.4          "Principal Investigator" means the individual designated in accordance with Section 2.2 hereof.

1.5          "Sponsored Research" means the research relating to the development of new molecular diagnostics for lung cancer performed in the laboratory of the Principal Investigator as more fully described on Schedule I attached hereto and made a part of this Agreement. The Sponsored Research may be modified from time to time by the parties as mutually agreed to in writing.

1.6          "Wistar Background Technology" means any technical information, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas related to molecular diagnostics for lung cancer, whether or not patentable or copyrightable, owned by Wistar, necessary to practice any Invention and made, identified, compiled and/or discovered by Dr. Louise C. Showe or laboratory personnel working directly under her supervision.

ARTICLE 2 - SPONSORED RESEARCH

2.1          Statement of Work.Wistar undertakes to conduct the Sponsored Research with funds made available by Sponsor. Wistar shall furnish the appropriate personnel, materials, services, facilities and equipment for the performance of the Sponsored Research. Wistar is under no obligation to fund any of the Sponsored Research.

2.2        Participation of Principal Investigator.

(i)            Dr. Louise C. Showe shall serve as Principal Investigator for the Sponsored Research and shall be responsible for the administration and supervision of the Sponsored Research.

(ii)           If the services of the Principal Investigator become unavailable to Wistar for any reason, Wistar shall be entitled to designate another member of its scientific staff who is agreeable to both parties to serve as the Principal Investigator of the Sponsored Research. If a substitute Principal Investigator has not been designated within sixty (60) days after the original Principal Investigator ceases her/his services under this Agreement, either party may terminate this Agreement upon written notice thereof to the other party.

2.3           Reporting. Wistar agrees to keep Sponsor fully informed of the performance of the Sponsored Research. Wistar shall also deliver to Sponsor, monthly progress reports summarizing, in reasonable detail, the research performed during the preceding calendar month, and all significant findings and developments. Such reports shall be delivered no later than fifteen (15) days after each calendar month.

Wistar/OncoCyte Sponsored Research Agreement

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

2.4           Equipment. Title to any equipment, instruments, laboratory animals or any other materials purchased, built or manufactured by Wistar or the Principal Investigator prior to or in the performance of the Sponsored Research shall vest in Wistar and any such equipment, instruments, laboratory animals or materials shall be and remain the property of Wistar following expiration or termination of the Sponsored Research.

ARTICLE 3 - PERIOD OF PERFORMANCE

3.1           Term. The initial term of this Agreement shall begin as of the Effective Date and shall end upon completion of the Sponsored Research or on the second anniversary hereof, whichever is sooner, subject to early termination pursuant to Sections 2.2(ii) or 8.1 hereof. This Agreement may be extended or renewed only by written agreement of both parties.

ARTICLE 4 - FUNDING

4.1           Funding. Sponsor shall pay Wistar the amount of [**] dollars ($[**]) for the initial term of the Sponsored Research as follows:

(i)            [**] dollars ($[**]) shall be paid upon execution of this Agreement; and

(ii)           [**] dollars ($[**]) shall be paid upon the first anniversary of this Agreement.

4.2           Payments. Payments shall be made by check made payable to "The Wistar Institute of Anatomy and Biology," and mailed to The Wistar Institute, 3601 Spruce Street, Philadelphia, PA 19104, Attn: Director, Grants & Contracts Administration.

4.3           Record Keeping. Wistar shall keep accurate records and books of account relating to the Sponsored Research, which are to be available during Wistar's regular business hours to authorized representatives of Sponsor upon reasonable prior written notice to Wistar.

ARTICLE 5 - INVENTIONS, LICENSES

5.1           Inventions. Wistar shall promptly provide to Sponsor a complete written disclosure of each and every Invention reasonably considered patentable including any Wistar Background Technology necessary to practice the Invention.

5.2           Option to License.

(i)            Within [**] days of receipt of the disclosure of an Invention, Sponsor will notify Wistar in writing whether Sponsor desires to obtain an Option to License the Invention and any Wistar Background Technology. If Sponsor does not notify Wistar of its desire to obtain an Option to License such Invention within such time frame, Sponsor will have no further rights in such disclosed Invention.

Wistar/OncoCyte Sponsored Research Agreement

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

(ii)           Sponsor shall pay Wistar an option fee of [**] dollars ($[**]) upon notification to Wistar that it desires to obtain an Option to License an Invention (the "Option Fee"). Such Option Fee shall be due and payable on the date of Sponsor's written election to obtain an Option to License and shall be made by check made payable to "The Wistar Institute of Anatomy and Biology," and mailed to The Wistar Institute, 3601 Spruce Street, Philadelphia, PA 19104, Attn: Director, Finance. Such Option Fee shall be creditable against any future license consideration for such Invention.

(iii)          The Option to License shall commence upon the date of Wistar's receipt of the Option Fee and shall expire [**] days after the end of the initial term of the Sponsored Research (the "Option Period").

5.3           Negotiation of License Agreement.

(i)            Until the expiration of the Option Period, Sponsor shall have the exclusive right to negotiate with Wistar to obtain a worldwide, exclusive, royalty bearing license, with right to sublicense, to the Inventions for which Sponsor has obtained an Option to License. Prior to the expiration of the Option Period, Sponsor shall identify in writing to Wistar each of the Inventions included in the Option to License for which Sponsor intends to secure a license (the "Selected Inventions"). Promptly after Sponsor provides such notice, the patties shall meet and commence good faith negotiations regarding the draft license terms listed on Schedule II attached hereto for Selected Inventions and any related Patents (as defined below), which terms are for discussion purposes only and not intended to bind or obligate either party. Such negotiations shall proceed during a negotiation period of up to [**] days after the date the parties commence negotiations (the "Negotiation Period"). Sponsor will have no further rights to any Invention it has not so identified prior to expiration of the Option Period.

(ii)           If Sponsor declines to secure an Option to License with respect to a particular Invention, or if Sponsor has secured an Option to License but, following good faith negotiations, Sponsor and Wistar are unable to execute a license within the Negotiation Period for a particular Invention, Wistar shall be free to license such Invention to any party upon such terms as Wistar deems appropriate, without any further obligation to Sponsor.

5.4           No Transfer of Rights. No other rights or licenses are granted under this Agreement by either party to the other either expressly or by implication, except those specifically set forth herein.

5.5           Retained Rights of U.S. Government. Any option or license granted to Sponsor herein shall be subject to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. § 200-212, and any regulations issued thereunder.

Wistar/OncoCyte Sponsored Research Agreement

ARTICLE 6 -PATENTS

6.1           Prosecution of Patents.

(i)            Wistar shall be responsible for and shall control the preparation, prosecution and maintenance of all patents and patent applications related to an Invention (the "Patent(s)"), except for any patent or patent application that Sponsor has elected to file, prosecute or maintain under the te1ms specified in Section 6.1(v) hereof.

(ii)           If Sponsor has elected to obtain an Option to License an Invention by notice to Wistar as provided in Section 5.2(i) hereof, the parties agree to mutually determine whether to file a patent application(s) on the Invention and the countries in which such applications will be prosecuted and maintained . Sponsor shall reimburse Wistar for all documented expenses (including legal fees, filing and maintenance fees or other governmental charges) incurred in connection with the filing, prosecution and maintenance of the Patents claiming such Invention (the "Patent Expenses"). Sponsor's obligation to pay the Patent Expenses will terminate at the expiration of the Option to License with respect to all Inventions included within the Option to License that Sponsor declines to negotiate a license for, as provided in Section 5.3(ii). With respect to the Inventions for which Sponsor elects to negotiate a license under the terms of Section 5.3, such obligations shall continue unless the negotiation period provided in Section 5.3(i) expires without Wistar and Sponsor entering into the desired license agreement, in which case Sponsor's obligation to pay for any Patent Expenses incurred after such date shall immediately terminate.

(iii)          Wistar shall retain all right, title and interest in and to the Inventions and any Patents, copyrights and other protections related thereto, regardless of which party prepares, prosecutes or maintains the Patents, copyrights or other protections related to the Inventions, subject to any express license granted to Sponsor under Section 5.3 hereof.

(iv)         If Sponsor declines to pay for the Patent Expenses in any jurisdiction for any Patents subject to an Option to License, Wistar may do so at its costs and expense but such Patents shall then be excluded from Sponsor's Option to License.

(v)           If Wistar elects not to file, prosecute or maintain any Patent included in the Option to License and as to which Sponsor has requested Wistar to file one or more patent applications, Wistar shall notify Sponsor at least sixty (60) days prior to taking, or not taking, any action which would result in the abandonment, withdrawal, or lapse of such patent or patent application or patent rights associated with an Invention. Sponsor shall then have the right to file, prosecute or maintain the Patent at its own expense.

(vi)         The filing and prosecution of copyright, trademark and other intellectual property protections related to the Inventions shall be subject to the provisions of this Section.

Wistar/OncoCyte Sponsored Research Agreement

(vii)         Each party shall cooperate with the other party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary in the preparation and prosecution of all Patents and other filings.

ARTICLE 7 - CONFIDENTIALITY AND PUBLICATION

7.1           Confidentiality.

(i)           The parties shall maintain in confidence and shall not disclose to any third party any Confidential Intonation of the other party received pursuant to this Agreement, without the prior written consent of the furnishing party. The foregoing obligation shall not apply to:

(a)           information that is known to the receiving pa1ty or independently developed by the receiving party prior to the time of disclosure, in each case, to the extent evidenced by the written records of the receiving party;

(b)           information disclosed to the receiving party by a third party that has a right to make such disclosure;

(c)           information that becomes patented, published or otherwise part of the public domain as a result of acts by the furnishing party or a third party obtaining such information as a matter of right; or

(d)           information that is required to be disclosed by order of the U.S. Food and Drug Administration , Securities and Exchange Commission, or similar authority or a court of competent jurisdiction.

(ii)           Sponsor will take all reasonable steps to protect the Confidential Information of Wistar with the same degree of care Sponsor uses to protect its own confidential or proprietary information. Without limiting the foregoing, Sponsor shall ensure that all of its employees having access to the Confidential Information of Wistar are obligated in w1iting to abide by Sponsor's obligations hereunder.

(iii)          Wistar shall not be obligated to accept any Confidential Information of Sponsor. Notwithstanding any of the foregoing, Wistar assumes no institutional liability or responsibility for maintaining the confidentiality of any Confidential Information of Sponsor that Sponsor furnishes to any employee of Wistar other than (a) the Principal Investigator or those under her/his direct supervision or (b) members of its Business Development, Legal & External Affairs and Grants and Contracts departments. If Sponsor desires to furnish any such Confidential Information of Sponsor to any other Wistar employee, Sponsor may request such individual sign a confidentiality agreement.

Wistar/OncoCyte Sponsored Research Agreement

7.2           Publication.

(i)            Sponsor acknowledges that the basic objective of research and development activities at Wistar is the generation of new knowledge and its expeditious dissemination. To further that objective, Wistar retains the right, at its discretion, to demonstrate, publish or publicize a description of the results of the Sponsored Research or any Inventions, subject to the provisions of this Section 7.2.

(ii)           Should Wistar desire to disclose publicly, in writing or by oral presentation, the results of the Sponsored Research or any Invention for which a patent application has not been filed, Wistar shall notify Sponsor in writing of its intention at least sixty (60) days before such disclosure. Sponsor may request Wistar, no later than sixty (60) days following the receipt of Wistar's notice, to file a patent application, copyright or other filing related to such Invention. All such filings shall be subject to the provisions of Section 6.1 of this Agreement. Upon receipt of such request, Wistar shall arrange for a short delay in publication, not to exceed thirty (30) days, to permit filing of a patent or other application by Wistar, or if Wistar declines to file such application, to permit Sponsor to make such a filing.

(iii)          Wistar reserves the right to demonstrate, publish or publicize the results of the Sponsored Research or any Invention that is not patentable (as determined by the parties) so long as such disclosure does not contain any Confidential Info1mation of Sponsor. If such disclosure contains any Confidential Information of Sponsor, the parties agree to negotiate in good faith to determine whether the proposed disclosure can be modified or withheld, consistent with the objectives of each party.

7.3           Use of Wistar's Name. Sponsor shall not directly or indirectly use Wistar's name, or the name of any trustee, manager, officer or employee thereof, without Wistar's prior written consent, except that Sponsor may include an accurate description of the terms of this Agreement to the extent required under federal or state securities or other disclosure laws, including the rules of any national securities exchange.

7.4           Injunctive Relief. Because damages at law may be an inadequate remedy for breach of any of the covenants, promises and agreements contained in this Article 7 hereof, either party may be entitled to injunctive relief in any state or federal court located within the Eastern District of Pennsylvania, including specific perfo1mance or an order enjoining the breaching party from any threatened or actual breach of such covenants, promises or agreements. Sponsor hereby waives any objection it may have to the personal jurisdiction or venue of any such court with respect to any such action. The rights set forth in this Section 7.4 shall be in addition to any other rights which Wistar may have at law or in equity.

Wistar/OncoCyte Sponsored Research Agreement

ARTICLE 8 - TERMINATION

8.1           Termination.

(i)            In addition to the termination right set forth in Section 2.2(ii) hereof, either party may terminate this Agreement effective upon w1itten notice to the other party, if the other party breaches the te1ms of this Agreement, including the payment schedule in Section 4.1, and fails to cure such breach within thirty (30) days after receiving notice thereof.

(ii)           Wistar may terminate this Agreement if Sponsor becomes insolvent or voluntary or involuntary proceedings by or against Sponsor are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for Sponsor, or proceedings are instituted by or against Sponsor for corporate reorganization or the dissolution of Sponsor, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or Sponsor makes an assignment for the benefit of creditors, or substantially all of the assets of the Sponsor are seized or attached and not released within sixty (60) days thereafter.

(iii)          In addition, either party may terminate this Agreement for any reason upon thirty (30) days prior written notice to the other party.

8.2           Effect of Termination. In the event of termination of this Agreement prior to its stated term whether for breach or for any other reason whatsoever, Wistar shall be entitled to retain from the payments made by Sponsor prior to te1mination, an amount of such payment equal to Wistar's reasonable costs of the work completed prior to such termination, plus all costs of noncancellable commitments incurred prior to the receipt of or issuance by Wistar of the notice of termination. In the event of termination, Wistar shall submit a final report of all costs incurred and all funds received under this Agreement within sixty (60) days after the effective termination date.

8.3           Survival. Termination of this Agreement shall not affect the rights and obligations of the parties accrued p1ior to termination hereof. The provisions of Sections 2.4, 8.2, 8.3, 10.1, 10.4, 10.5, 10.7, 10.10 and 10.11 and Articles 5, 6, 7 and 9 shall survive termination or expiration of this Agreement.

ARTICLE 9 - LIMITATION ON LIABILITY, NO WARRANTIES, INDEMNIFICATION

9.1           Limitation on Liability. WISTAR SHALL NOT BE LIABLE TO SPONSOR, ITS SUCCESSORS, ASSIGNS, OR ANY THIRD PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, NOR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND INCURRED BY SPONSOR OR ANY OTHER PERSON WHETHER UNDER THIS AGREEMENT OR OTHERWISE, EVEN IF WISTAR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

Wistar/OncoCyte Sponsored Research Agreement

9.2           No Warranties. THE RESULTS OF THE SPONSORED RESEARCH AND ANY INVENTIONS ARE PROVIDED ON AN "AS IS" BASIS AND WISTAR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH OR THE CONDITION OF ANY INVENTIONS, ANY MATERIALS DERIVED THEREFROM OR ANY PATENTS . BY WAY OF EXAMPLE BUT NOT OF LIMITATION, WISTAR MAKES NO REPRESENTATIONS OR WARRANTIES OF COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT THE USE OF THE RESULTS OF THE SPONSORED RESEARCH, ANY MATERIALS DERIVED THEREFROM OR ANY INVENTIONS WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. WISTAR EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE RESULTS OF THE SPONSORED RESEARCH AND ANY INVENTIONS ARE FREE FROM THE RIGHTFUL CLAIMS OF ANY THIRD PARTY. WISTAR SHALL NOT BE LIABLE TO SPONSOR, ITS SUCCESSORS, ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF THE RESULTS OF THE SPONSORED RESEARCH OR ANY INVENTIONS SUPPLIED HEREUNDER OR THE MANUFACTURE, USE OR SALE OF PRODUCTS OR ANY OTHER MATERIAL OR ITEM DERIVED THEREFROM.

9.3           Indemnification. Sponsor will indemnify and hold ha1mless Wistar, the Principal Investigator, and any of Wistar's trustees, managers, officers, agents and employees (hereinafter referred to collectively as the "Indemnified Persons"), from and against any and all liability, loss, damage, action, claim or expense (including attorney's fees) suffered or incurred by the Indemnified Persons due to claims by a person not a party to this Agreement (the "Indemnified Losses") which result from or arise out of (a) this Agreement, the options granted hereunder or any licenses granted pursuant thereto, and (b) the successful enforcement by the Indemnified Persons of its rights under this Section 9.3. This indemnification obligations shall apply regardless of the negligence of the Indemnified Persons.

(i)            Procedures. The Indemnified Persons shall promptly notify Sponsor of any claim or action giving rise to any Indemnified Losses subject to the provisions of Section 9.3. Sponsor shall have the right to defend any such claim or action, at its cost and expense. Sponsor shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the Indemnified Persons without the Indemnified Persons prior written consent. If Sponsor fails or declines to assume the defense of any such claim or action within thi1iy (30) days after notice thereof, Wistar may assume the defense of such claim or action for the account of and at the risk of Sponsor, and any Indemnified Losses related thereto shall be conclusively deemed Indemnified Losses of Sponsor. Sponsor shall pay promptly to the Indemnified Persons any Indemnified Losses to which the foregoing indemnity related, as incurred. The indemnification rights of the Indemnified Persons contained herein are in addition to all other rights which such Indemnified Persons may have at law or in equity or otherwise.

Wistar/OncoCyte Sponsored Research Agreement

ARTICLE 10 - ADDITIONAL PROVISIONS

10.1        Arbitration.

(i)            Except as provided in Section 7.4 hereof, all disputes arising between the parties under this Agreement shall be settled by arbitration conducted in the English language in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. Any arbitration proceeding instituted under this Agreement shall be brought in Philadelphia, Pennsylvania .

(ii)          Any award rendered by the arbitrators shall be final and binding upon the parties hereto. Judgment upon the award may be entered in any court of record of competent jurisdiction. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one party (including reasonable attorney's fees) against the other party.

(iii)          Sponsor consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding.

10.2        Assignment. No rights hereunder may be assigned by Sponsor, directly or by merger or other operation of law, without the express written consent of Wistar, except that Sponsor may assign this Agreement in whole or in part (i) to any of its affiliates, (ii) as a result of any merger or consolidation of Sponsor with any other business entity, or (iii) as a sale of Sponsor's assets associated with its research and development activities that include the scope of the Sponsored Research; provided that Sponsor immediately notify Wistar of any such pe1mitted assignment. Any prohibited assignment of this Agreement of the rights hereunder shall be null and void. No assignment shall relieve Sponsor of responsibility for the performance of any accrued obligations which it has prior to such assignment. This Agreement shall inure to the benefit of permitted assigns of Sponsor.

10.3        No Waiver. A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

10.4        Independent Contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between Wistar and Sponsor, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Wistar and Sponsor as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

Wistar/OncoCyte Sponsored Research Agreement

10.5        Notices . Any notice under this Agreement shall be sufficiently given if sent in writing by prepaid first class, certified or registered mail, return receipt requested, addressed as follows:

If to Wistar :

The Wistar Institute
3601 Spruce Street
Philadelphia, PA 19104
Attn:	Office of Business Development

with copy to Dr. Louise C. Showe and V.P., Legal & External Affairs at the same address.

If to Sponsor:

OncoCyte Corporation
1301 Harbor Bay Parkway
Alameda, CA 94502
Attn:	Dr. Joseph Wagner

10.6        Entire Agreement. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. This Agreement may not be varied except by a written document signed by duly authorized representatives of both parties.

10.7        Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable in any jurisdiction, such determination shall not render invalid or unenforceable the remaining provisions hereof or affect the validity or enforceability of any of the terms of this Agreement in any other jurisdiction .

10.8        Headings. The headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

10.9        No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

10.10      Governing Law. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law prov1s1ons.

10.11      Independent Research. This Agreement shall not be construed to limit the freedom of individuals participating in the Sponsored Research to engage in any other research.

Wistar/OncoCyte Sponsored Research Agreement

10.12      Nondiscrimination. Wistar and Sponsor shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, or handicap.

10.13      Force Majeure. Neither party shall be liable for any failure to perf01m as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental required for full performance, civil disorders or commotions, terrorism, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns , material shortages, disease, or other such occurrences.

IN WITNESS WHEREOF, the duly authorized representatives of the patties hereby execute this Agreement as of the Effective Date.

THE WISTAR INSTITUTE OF ANATOMY			ONCOCYTE CORPORATION
AND BIOLOGY

By:	/s/Russell E. Kaufman		By:	/s/Joseph Wagner
	Russell E. Kaufman, M.D.			Joseph Wagner, P.D.
	President and CEO			CEO

Date:	September 30, 2013		Date:

AGREED TO AND ACCEPTED:

	By:	/s/ Louise C. Showe
Louise C. Showe, Ph.D.

	Date:	September 30, 2013

Wistar/OncoCyte Sponsored Research Agreement

SPONSORED RESEARCH AGREEMENT

Schedule I

1.    Wistar will pursue the development of gene and miRNA signatures from stabilized whole blood samples for the diagnosis of early stage NSCLC in at risk patients who may include heavy smokers and ex-smokers, individuals exposed to radon or asbestos and individuals with indeterminate lung nodules found by a variety of imaging methods.

2.    Samples will be collected from patients diagnosed with lung cancer, control subjects that will include patients with non-malignant smoking associated lung disease, patients with lung nodules biopsied and found to be benign and patients with lung nodules followed over time that are judged to be benign.

3.    In addition to the collection of whole blood samples, for RNA studies Wistar will collect plasma and serum samples from the same patients at the time of the blood draw for the development of additional assays for detection of lung cancer signatures.

4.    When possible, Wistar will also collect stabilized whole blood and plasma samples from cancer patients and patients with high risk nodules after lung resection to assess changes in the various predictive platforms being developed.

Wistar/OncoCyte Sponsored Research Agreement

SPONSORED RESEARCH AGREEMENT
Schedule II Term Sheet
For Discussion Purposes Only

ONCOCYTE CORPORATION ("LICENSEE")

LICENSED PATENT(S)
The patent applications listed in the license, all patents issuing from such applications, continuations, additions, divisions, renewals, extensions, reexaminations and reissues that claim the benefit of such applications or patents, and all foreign counterparts of any of the foregoing.

LICENSED PRODUCT(S)
All products the manufacture, use, sale or other disposition of which (i) is subject to a VALID CLAIM of the LICENSED PATENTS, or which, in whole or in part, are identified, discovered or developed by use or practice of the LICENSED PATENTS, which use or practice would infringe a VALID CLAIM of the LICENSED PATENTS but for the license granted, or (ii) uses, incorporates or could not have been developed or manufactured but for the use of any Wistar biological material or technical information that is not covered by the LICENSED PATENTS.

VALID CLAIM
A claim of (i) a patent application included in the LICENSED PATENTS that has been neither abandoned nor pending for more than seven (7) years, or (ii) an issued LICENSED PATENT that has not been withdrawn, canceled or disclaimed or held invalid by a court or governmental authority of competent jurisdiction in an unappealed or unappealable decision no longer subject to discretionary review (for example, by way of writ of certiorari) or other review.

GRANT OF LICENSE
Exclusive, worldwide, royalty-bearing license to make, have made, use, import and sell LICENSED PRODUCTS and to practice under and use the LICENSED PATENTS in connection therewith, subject to the RESERVED RIGHTS.

Wistar/OncoCyte Sponsored Research Agreement

Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission. Confidential portions are marked [**].

RESERVED RIGHTS
WISTAR reserves the right to (i) use and practice under the LICENSED PATENTS for research purposes, (ii) grant to any non- profit academic or research institution the right to use and practice under the LICENSED PATENTS for non-commercial research and education purposes, and (iii) grant to any third party the right to use and practice under the LICENSED PATENTS in any field not included in the license. Except as expressly provided in the license or other written agreement between the parties, LICENSEE shall have no right or license in or to any research conducted pursuant to (i), (ii) or (iii) above or any results thereof including, without limitation, any inventions or discoveries.

ROYALTIES
LICENSEE shall pay to WISTAR a running royalty of [**] percent ([**]%) on net sales of all LICENSED PRODUCTS sold in each year.

In the event it becomes necessary, as determined by LICENSEE in its reasonable discretion, for LICENSEE to obtain a license under intellectual property rights of a third party in order for LICENSEE to commercially manufacture, use, sell, market or distribute the LICENSED PRODUCTS and LICENSEE must pay such third party a royalty for such license, upon LICENSEE's notice of such to WISTAR, the royalty rate will be reduced by [**] for each percentage point owed to third parties for any applicable LICENSED PRODUCTS. Notwithstanding the foregoing, in no event shall the royalties due to WISTAR be reduced below [**] percent ([**]%) of the net sales of all LICENSED PRODUCTS sold by LICENSEE in each year.

MILESTONE PAYMENTS	LICENSEE shall pay to WISTAR a milestone payment of [**] dollars ($[**]) at the time of initial receipt by LICENSEE of regulatory approval for a LICENSED PRODUCT.

PATENT PROSECUTION
WISTAR shall maintain ownership of and manage the prosecution of all LICENSED PATENTS. LICENSEE shall reimburse WISTAR for its costs in connection with the preparation, filing, prosecution, grant, issuance and maintenance of the LICENSED PATENTS.

OTHER TERMS
The license will contain other customary terms and provisions acceptable to WISTAR and LICENSEE and their respective counsels, including but not limited to, disclaimer of warranties, indemnification of WISTAR by LICENSEE, confidentiality, infringement, insurance, breach and cure, termination and the like.

Wistar/OncoCyte Sponsored Research Agreement

Wistar/OncoCyte Sponsored Research Agreement